Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•Registration Statement (Form S-8 No. 333-226907) pertaining to the Adaptive Insights, Inc. 2013 Equity Incentive Plan;
•Registration Statement (Form S-8 No. 333-265766) pertaining to the 2022 Equity Incentive Plan and the Amended and Restated 2012 Employee Stock Purchase Plan of Workday, Inc., and
•Registration Statement (Form S-3 No. 333-272372) of Workday, Inc.

of our reports dated March 11, 2025, with respect to the consolidated financial statements of Workday, Inc. and the effectiveness of internal control over financial reporting of Workday, Inc. included in this Annual Report (Form 10-K) of Workday, Inc. for the year ended January 31, 2025.

/s/ Ernst & Young LLP

San Francisco, California
March 11, 2025